Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Announces Pricing of $25.9 Million Public Offering

of Common Stock and Warrants

ST. PAUL, Minnesota, December 9, 2010 – EnteroMedics Inc., (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, today announced the pricing of a public offering for 14.8 million shares of the Company’s common stock together with warrants to purchase an additional 14.8 million shares of common stock at an aggregate price of $1.75 per share and corresponding warrant. The net proceeds to the Company are expected to be approximately $24.0 million, after deducting underwriting discounts and commissions and estimated offering expenses. The warrants have an exercise price of $2.19 per share of common stock, are exercisable beginning 181 days after the closing date of the offering, and are exercisable for five years after the date the warrants first become exercisable. The offering is expected to close on or about December 14, 2010, subject to customary closing conditions.

Craig-Hallum Capital Group, LLC is acting as the sole book-running manager for the offering. EnteroMedics has granted the underwriter a 30-day option to purchase up to an aggregate of 2.22 million additional shares of common stock and corresponding warrants to cover over-allotments, if any. The Company intends to use the net proceeds of this offering to continue work toward regulatory approval of the Maestro RC System in the United States, for international commercialization efforts, for clinical and product development activities and for other working capital and general corporate purposes.

The offering is being made solely by means of a prospectus. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. A copy of the prospectus relating to this offering may be obtained by contacting Craig-Hallum Capital Group, LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, by calling 612-334-6300, or by emailing Nick.Gergen@Craig-Hallum.com.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders.

EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. These electrical impulses are delivered by a neuroregulator which is powered either by an external controller (Maestro RF System) or an integrated rechargeable battery (EnteroMedics’ next-generation Maestro RC System). For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro® System for the treatment of obesity; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the registration statement on Form S-1 filed with the Securities and Exchange Commission on November 10, 2010, as amended. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

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